Exhibit 10.54

Agilent Technologies, Inc.
5301 Stevens Creek Blvd.
Santa Clara, California 95051

BONUS RETENTION AGREEMENT

Between

Agilent Technologies Inc.
5301 Stevens Creek Boulevard
Santa Clara, CA 95051
("Agilent")

and

Lars Holmkvist
(the "CEO")

Agilent and the CEO jointly referred to as the "Parties"

1. Background and purpose

In connection with the contemplated purchase of 100 % of the shares in DAKO A/S, cvr.no. 30 28 18 29 (DAKO A/S referred to as "DAKO"), Agilent has assessed the retention of the CEO for the following two years after closing to be critical to the future business. Thus, the following Bonus Retention Agreement has been offered to the CEO in order to create an environment that will make it additionally attractive for the CEO to stay with Agilent/DAKO for at least the next 2 years after the contemplated transaction.

2. Conditions precedent

It is a condition precedent for this Bonus Retention Agreement that Agilent's acquisition of DAKO A/S is completed and that Agilent or an affiliate thus becomes the sole owner of DAKO. In the event that the contemplated transaction is not closed and regardless of the reasons, the Parties will have no obligations towards each other whatsoever, i.e. under this Bonus Retention Agreement which will be considered null and void.

In the event, however, that Agilent acquires DAKO, Agilent will procure that DAKO and DAKO Denmark A/S (cvr.no. 33211317) in their capacity as employers will become the actual party obliged towards the CEO under this Bonus Retention Agreement. An appendix to the CEO's Service Agreement being issued by DAKO and DAKO Denmark A/S immediately after closing will confirm this.

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3. Model framework

The bonus structure under this Bonus Retention Agreement consists of an Annual Short-Term Incentive (replacing DAKO's current Annual Short-Term Incentive) and a Long-Term Incentive with a 2 year duration (FY 13 and 14). All other terms and conditions of employment remain unaffected. All amounts shown are calculated based on a 5,7 exchange rate (DAKO's 2012 budget rate) and may fluctuate during the period.

4. Short-Term Incentive

Effective of November 1, 2012, DAKO's current Annual Short-Term Incentive will be replaced by Agilent's Annual Short-Term Incentive. The Target bonus defined below will be subject to separate calculations and pay-out for the years FY 13 and 14 respectively.
In the period from the closing of the transaction to October 31, 2012, DAKO’s current Short-Term Incentive program continues to apply to the CEO and will be honoured accordingly.
The Annual Payout Target to the CEO for each year under the Agilent Short-Term Incentive amounts to DKK 3,090,002 payable by end of FY 13 and 14 respectively. The below financial criteria as well as the general conditions outlined in clause 5 must be fulfilled.
The financial targets to be met are based on DAKO target revenues and operating profit. The Target amounts stipulated in the table below are based on the current budget expectations and may be subject to change as agreed by the CEO of Agilent and the CEO of DAKO. The Annual Payout Target at DKK 3,090,002, however, constitutes a fixed amount.

	Threshold*	Target	Max*
	FY13
DAKO Revenue (M)	$336	$373	$410
DAKO Operating Profit (M)	$43	$58	$73
	FY14
DAKO Revenue (M)	$364	$404	$444
DAKO Operating Profit (M)	$51	$67	$83

Annual Payout (DKK)	309,000	3,090,002	6,180,005

* Threshold Revenue is -10% of target and Maximum Revenue is +10% of target
Yearly target to be set at the beginning of each fiscal year.

Payouts between the numbers represented in the table above will be calculated on a linear payout matrix and the threshold amounts for both Revenue and Operating Profit must be met in order for a payout to be made.

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5. General conditions for payment - Short-Term Incentive

The above Short-Term Incentive bonus is also contingent upon the following:

•
In order to maintain the right to earn a full bonus against the Targets defined above, the CEO must remain in his current position through the end of each respective FY (13 and 14), performing his current responsibilities as CEO.

Furthermore, any entitlement to bonus is conditional upon the CEO not having served notice of resignation on or before 31 October 2013. The CEO will not be entitled to any prorated bonus in any leaver situation. Clause 4.10 (or other provisions related to bonus) in the CEO's Executive Service Contract does not apply to this Bonus Retention Agreement.

•	CEO must conduct himself in accordance with Agilent policies and comply with Agilent’s Standard of Business Conduct.

•	CEO must continue meet general performance expectations.

•	CEO must observe confidentiality about the existence and terms of this agreement except otherwise provided by law.
6. Long-Term Incentive
Agilent's Long-Term Incentive is composed by a 2 year performance-based retention bonus.
Your individual Target Amount of DKK 41,200,032 will be payable at the end of Agilent FY14. The below financial criteria as well as the general conditions outlined in clause 7 must be fulfilled.
The Target amounts stipulated in the table below are based on the current budget expectations and may be subject to change as agreed by the CEO of Agilent and the CEO of DAKO.. The Payout Target at DKK 41,200,032, however, constitutes a fixed amount.
80% of the Long-Term Incentive will be based on a combination of DAKO’s 2-Year Cumulative Revenue and 2-Year Cumulative Operating Profit achievement and Agilent Asia Synergy Revenue and Operating Profit for FY13-FY14:

	Threshold*	Target	Max*
FY13-FY14 Cumulative Dako & Agilent Asia Synergy Revenue (M)	$653
FY13-FY14 Cumulative Dako & Agilent Asia Synergy Operating Profit (M)	$85	$150	$215
Payout (DKK)	3,296,003	32,960,026	65,920,051

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* Threshold Revenue is -20% of target and Maximum Revenue is +20% of target

Payouts between the numbers represented in the table above will be calculated on a linear payout matrix and the threshold amounts for both Revenue and Operating Profit must be met in order for a payout to be made.

◦	20% of the Long-Term Incentive will be based on DAKO’s 2-Year Cumulative Revenue Synergy of Agilent’s Genomics Sales for FY13-FY14:

	Threshold*	Target	Max*
FY13-FY14 Cumulative Agilent Genomics Revenue (M)	$48.0
Payout (DKK)	824,001	8,240,006	16,480,013

* Threshold is -20% of target and Maximum is +20% of target

Payouts between the numbers represented in the table above will be calculated on a linear payout matrix and the threshold amount for Revenue must be met in order for a payout to be made.

7. General conditions for payment - Long-Term Incentive

The above Long-Term Incentive bonus is also contingent upon the following:

•	In order to maintain the right to the Long-Term Incentive bonus, the CEO must remain in his current position through the end of FY14, performing his current responsibilities as CEO.

Furthermore, any entitlement to bonus is conditional upon the CEO not having served notice of resignation on or before 31 October 2013. The CEO will not be entitled to any prorated bonus in any leaver situation. Clause 4.10 (or other provisions related to bonus) in the CEO's Executive Service Contract does not apply to this Bonus Retention Agreement.

•	CEO must conduct himself in accordance with Agilent policies and comply with Agilent’s Standard of Business Conduct.

•	CEO must continue meet general performance expectations.

•	CEO must observe confidentiality about the existence and terms of this agreement except otherwise provided by law.

8. Currency, pension and time of payment

All reference currency for Revenue and Operating Profit in the above listed tables are in USD per Agilent official exchange rate. All compensation will be paid in Danish Kroner.

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The short-term and long-term incentive bonuses will be paid no later than 90 days after the close of the relevant FY, less taxes and applicable payroll deductions.

The CEO will be entitled to receive an advance payment regarding the long-term incentive bonus on or immediately following October 31, 2013 reflecting the interim status level of the financial criteria in this Bonus Retention Agreement being met on October 31, 2013, cf. clause 6, and upon condition that all other general conditions in this Bonus Retention Agreement are met, cf. clause 7, on October 31, 2013. The advance payment(s) to the CEO regarding the long-term incentive bonus will be subject to claw-back, for the total part of the advance payment, since the advance payment is not to be considered as a prorated payment regarding FY 2013, as also described in clause 7 of this Bonus Retention Agreement.

The advance payment will be made to the CEO less taxes and applicable payroll deductions and will be made into a bank account in the name of the CEO, however subject to escrow with respect to the employer (DAKO/DAKO Denmark A/S). The employer (DAKO/DAKO Denmark A/S) releases the escrow account, subject to unconditional claw-back and/or set off against the CEO to the extent the advance payments exceeds the result of the final calculations made for FY 13 and FY 14 or subject to any other of the general conditions not being met, cf. clause 6 and 7.

The bonus amounts, including advance payments of long term incentive bonus will not be part of the pensionable salary or form part of any other calculations based on the salary and this Bonus Retention Agreement is an extraordinary one off scheme which does not constitute any expectations for future bonus structures after FY 14.

9. Claw-back

In the event that the CEO violates any of his obligations under the restrictive covenants included in clause 8 of the CEO's Executive Service Agreement, the CEO will - in addition to the agreed penalties - be under an immediate obligation to repay any and all bonus amounts (gross amounts) paid or announced to be paid under this Bonus Retention Agreement.

10. Governing law
This Bonus Retention Agreement is subject to Danish law and any dispute arising out of or in connection with the Agreement must be settled in accordance with the procedure set forth in clause 14 of the CEO's Executive Service Contract.
Date and place: 5/16/2012 Santa Clara, CA
/s/ William P. Sullivan             /s/ Lars Holmkvist
For Agilent Technologies Inc.            Lars Holmkvist

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